Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

MOBIQUITY TECHNOLOGIES, INC.

and

GLEN EAGLES ACQUISITION LP

and

AVNG ACQUISITION SUB, LLC

and

ADVANGELISTS, LLC

and

DEEPANKAR KATYAL

(as Member Representative)

dated as of

November 20th 2018

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 20th, 2018 is entered into by and among MOBIQUITY TECHNOLOGIES, INC., a New York corporation (“Mobiquity”), GLEN EAGLES ACQUISITION LP, a Delaware limited partnership (“GEAL”), AVNG ACQUISITION SUB, LLC, a Delaware limited liability company (“Merger Sub”), ADVANGELISTS, LLC, a Delaware limited liability company (“Company”), and DEEPANKAR KATYAL solely in his capacity as Member Representative (“Member Representative”). Mobiquity and GEAL are sometimes collectively or each individually referred to as “Parent” as the context requires.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Company Managers and Company Members have (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company Members, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Company Members in accordance with the Delaware Limited Liability Company Act (the “Act”);

WHEREAS, following the execution of this Agreement, the Company shall seek to obtain, in accordance with Section 18-209 of the Act, a written consent of its members approving this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, the Board of Directors of Mobiquity and the General Partner of GEAL (each a "Parent Board") and the members of Merger Sub (the "Merger Sub Members") have each unanimously: (a) determined that it is in the best interests of each of Parent or Merger Sub, as applicable, and their respective shareholders and members, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Act, as the case may be.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Act” has the meaning set forth in the recitals.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Note.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Cash Consideration” means the Escrow Cash, the Second Cash and amounts payable under the Note in the aggregate.

“Caps” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate of Merger” has the meaning set forth in Section 2.03.

"Charter Documents" means the certificate of incorporation (including certificate of designations), by-laws, or like organizational documents, each as amended, of any Person.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Merger Consideration” means, in the aggregate: (a) the Mobiquity Warrants and 11,111,111 shares of Gopher Common Stock, which shares of Gopher Common Stock will initially be unvested and will vest in full as of February 1, 2019 if the Company and the Surviving Company collectively have not less than $250,000 of revenue in the months of December 2018 and January 2019, to be issued or delivered by Mobiquity, plus (b) the amount of Two Hundred Fifty Thousand Dollars ($250,000) previously delivered by GEAL into escrow pursuant to the Letter of Intent to be delivered from escrow on behalf of GEAL on November 27, 2018 (the “Escrow Cash”), plus (c) the amount of Two Hundred Fifty Thousand Dollars ($250,000) to be paid by GEAL at the Closing (the “Second Cash”), plus (d) Nine Million Five Hundred Thousand ($9,500,000) Dollars, to be paid by GEAL pursuant to the terms of one or more promissory notes (the “Note”) in, or substantially in, the form attached hereto as Exhibit 1.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.11(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

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“Company” has the meaning set forth in the preamble.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company Managers” means the managers of the Company as of the date immediately preceding the date of this Agreement.

“Company Members” means the members of the Company as set forth in Section 3.04(a) of the Disclosure Schedules. The term Company Members shall refer to the same Persons after the Effective Time, as former members of the Company.

“Company Member Indemnitees” has the meaning set forth in Section 8.03.

“Company Membership Interests” has the meaning set forth in Section 2.07(a).

“Company Systems” has the meaning set forth in Section 3.12(h).

“Consideration Spreadsheet” has the meaning set forth in Section 2.12(a).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, directors, employees, officers or members and any of their respective Affiliates.

“Current Liabilities” means accounts payable, accrued Taxes, accrued expenses, and the current portion of any Indebtedness of the Company but excluding payables to any of the Company’s Affiliates, directors, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“DGCL” has the meaning set forth in the recitals.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.11(c)(iii).

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“Drop Dead Date” has the meaning set forth in Section 9.01(b)(ii).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.03.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Consideration” means the Mobiquity Warrants and Gopher Common Stock included in the Purchase Price; and the Mobquity Common Stock issued in exercise of the Mobiquity Warrants.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Cash” has the meaning set forth in the definition Closing Merger Consideration.

“Financial Statements” has the meaning set forth in Section 3.06.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

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“GEAL Charter Documents” has the meaning set forth in Section 4-B.03(b).

“Gopher Balance Sheet” has the meaning set forth in Section 4-B.04(c).

“Gopher Common Stock” means shares of Gopher common stock, par value $0.00001 per share.

“Gopher” means Gopher Protocol, Inc., a Nevada corporation.

“Gopher Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Gopher and its Subsidiaries, taken as a whole; or (b) the ability of Gopher to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Gopher Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; (iv) general conditions in the industry in which Gopher and its Subsidiaries operate; (v) any failure, in and of itself, by Gopher to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Gopher Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (vi) any change, in and of itself, in the market price or trading volume of Gopher's securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Gopher Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

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“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.11(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (”Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (”Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (”Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (”Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (h) all other intellectual or industrial property and proprietary rights.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge” means, when used with respect to (i) the Company, the actual or constructive knowledge of any Company Manager, after due inquiry, (ii) Mobiquity, the actual or constructive knowledge of any director or officer of Mobiquity, after due inquiry, or (iii) GEAL, the actual or constructive knowledge of any GEAL partner, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Letter of Intent” has the meaning set forth in Section 2.10(b)(ii).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 12.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03 and Section 5.07; (vi) any changes in applicable Laws or accounting rules; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement.

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“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Member Representative” has the meaning set forth in the preamble.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Post-Closing Adjustment (if any) that the Company Members become entitled to receive pursuant to the terms of this Agreement.

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Charter Documents” has the meaning set forth in Section 4-C.01(c).

“Merger Sub Members” has the meaning set forth in the recitals.

“Merger Sub Membership Interests” has the meaning set forth in Section 2.07(b).

“Mobiquity Balance Sheet” has the meaning set forth in Section 4-A.04(c).

“Mobiquity Charter Documents” has the meaning set forth in Section 4-A.03(b).

“Mobiquity Common Stock” means shares of Mobiquity common stock, par value $0.0001 per share.

“Mobiquity Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Mobiquity and its Subsidiaries, taken as a whole; or (b) the ability of Mobiquity to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (a), a Mobiquity Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; (iv) general conditions in the industry in which Mobiquity and its Subsidiaries operate; (v) any failure, in and of itself, by Mobiquity to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Mobiquity Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (vi) any change, in and of itself, in the market price or trading volume of Mobiquity's securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Mobiquity Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso).

“Mobiquity Preferred Stock” has the meaning set forth in Section 4-A.02.

“Mobiquity SEC Documents” has the meaning set forth in Section 4-A.04(a).

“Mobiquity Warrants” means warrants to purchase ninety million (90,000,000) shares of Mobiquity Common Stock at an exercise price equal to the volume average weighted closing price of a share of Mobiquity Common Stock for the fifteen (15) trading days immediately preceding the Closing Date; payable in cash, via net exercise, or a combination of the foregoing; exercisable for a period of ten (10) years following the Closing Date; and with such other terms and conditions as is more particularly set forth in the form of Mobiquity Warrant attached hereto as Exhibit 1.

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“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Note” has the meaning set forth in the definition of Closing Merger Consideration in this Section 1.01. “Note” shall refer to all of the Notes included in the Merger Consideration in the aggregate, as well as each Note issued to the Persons listed on the Consideration Spreadsheet. With respect to the latter, the amount of, and payable under, each individual Note shall mean the proportionate amount of such Note.

“Note Default” has the meaning given to it in Section 11.01.

“Parent” has the meaning set forth in the preamble.

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Paying Agent” has the meaning set forth in Section 2.13(a).

“Paying Agent Agreement” has the meaning set forth in Section 2.13(a).

“Paying Agent Fund” has the meaning set forth in Section 2.13(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.11(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro Rata Interests” means, with respect to any Company Member, such Person’s percentage ownership interest in the Company as of immediately prior to the Effective Time.

“Purchase Price” means (a) the Mobiquity Warrants, plus (b) 11,111,111 shares of Gopher Common Stock; plus (c) the Escrow Cash in the amount of Two Hundred Fifty Thousand Dollars ($250,000), plus (d) the Second Cash in the amount of Two Hundred Fifty Thousand Dollars ($250,000), plus (e) Notes for Nine Million Five Hundred Thousand Dollars ($9,500,000) in the aggregate, subject to adjustment pursuant to Section 2.11.

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“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Recipient” or “Recipients” has the meaning set forth in Section 2.13(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 12.01(c).

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.11(c)(ii).

“Review Period” has the meaning set forth in Section 2.11(c)(i).

“SEC” means the United States Securities and Exchange Commission.

“Second Cash” has the meaning set forth in the definition Closing Merger Consideration.

“Securities Act” means the Securities Act of 1933, as amended.

“Single Employer Plan” has the meaning set forth in Section 3.20(c).

“Statement of Objections” has the meaning set forth in Section 2.11(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.05.

“Surviving Company” has the meaning set forth in Section 2.01.

“Surviving Company Membership Interests” has the meaning set forth in Section 2.07(b).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 6.06.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Undisputed Amounts” has the meaning set forth in Section 2.11(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Written Consent” has the meaning set forth in Section 5.04(a).

ARTICLE II

THE MERGER

Section 2.01  The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Act as the surviving limited liability company in the Merger (sometimes referred to herein as the “Surviving Company”).

Section 2.02  Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) and no later than ten (10) Business Days after the date hereof unless extended by written consent of the Member Representative and Parent, at the offices of Ruskin Moscou Faltischek, P.C., 1425 RXR Plaza, East Tower, 15th Floor, Uniondale, NY 11556, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03  Effective Time Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Act and shall make all other filings or recordings required under the Act. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the Act (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04  Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.05  Articles of Organization, Operating Agreement. At the Effective Time, (a) the Articles of Organization of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Organization of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the Operating Agreement of Merger Sub in the form attached hereto as Exhibit 2.05 shall be the Operating Agreement of the Surviving Company until thereafter amended in accordance with the terms thereof, the Articles of Organization of the Surviving Company or as provided by applicable Law; provided, however, in each case, that the name of the company set forth therein shall be changed to the name of the Company.

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Section 2.06  Managers and Officers. Subject to Section 10.01 and Section 10.02, the managers and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the managers and officers, respectively, of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Organization and Operating Agreement of the Surviving Company.

Section 2.07  Effect of the Merger on Company Membership Interests. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any member of the Company:

(a) Conversion of Company Membership Interests. Each membership interest of the Company as set forth in Section 2.07(a) of the Disclosure Schedules (the “Company Membership Interests”) issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a portion of the Closing Merger Consideration as set forth in the Consideration Spreadsheet, and each holder of a Company Membership Interest shall cease to have any rights as a member of the Company.

(b) Conversion of Merger Sub Membership Interests. Each membership interest of the Merger Sub (“Merger Sub Membership Interests”) issued and outstanding immediately prior to the Effective Time shall be canceled and converted into and become one newly issued, fully paid and non-assessable membership interest of the Surviving Company (“Surviving Company Membership Interests”).

(c) The Mobiquity Warrants are being issued hereunder, and the Mobiquity Common Stock underlying the Mobiquity Warrants are issuable, in a private transaction exempt from registration under Section 5 of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act, and accordingly such Mobiquity Warrants and the underlying shares of Mobiquity Common Stock may not be sold or otherwise transferred or disposed of by the holders thereof unless they are registered under the Securities Act or unless an exemption from such registration is available. The Gopher Common Stock is being transferred hereunder in a private transaction exempt from registration under Section 5 of the Securities Act, pursuant to Section 4(a)(1) of the Securities Act, and accordingly such shares of Gopher Common Stock may not be sold or otherwise transferred or disposed of by the holders thereof unless they are registered under the Securities Act or unless an exemption from such registration is available. Accordingly, a restrictive legend will be placed on any instruments, certificates or other documents evidencing such Mobiquity Warrants, shares of Mobiquity Common Stock and Gopher Common Stock in, or substantially in, the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933. These securities have been acquired for investment and not for distribution or resale. They may not be sold, assigned, mortgaged, pledged, hypothecated or otherwise transferred or disposed of without an effective registration statement for such securities under the Securities Act of 1933 or an opinion of counsel to the company that registration is not required under such Act.”

(d) No holder of the Company Membership Interests shall have any of the rights of a stockholder of (i) Mobiquity with respect to the Mobiquity Common Stock, until the Mobiquity Warrants to be issued in the Merger are duly exercised in accordance with their terms, or (ii) Gopher with respect to the Gopher Common Stock to be transferred in the Merger, until the Effective Time.

Section 2.08  Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the Company Membership Interests shall occur, including by reason of any reclassification, recapitalization, membership interest split or combination, exchange or readjustment of membership interests, or any dividend or distribution paid in membership interests, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.09  Withholding Rights. Each of the Parent, Merger Sub and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Parent, Merger Sub or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Parent, Merger Sub or the Surviving Company, as the case may be, made such deduction and withholding.

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Section 2.10  Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver to Parent (or such other Person as may be specified herein) the following:

(i)      resignations of the officers of the Company pursuant to Section 5.06;

(ii)    a certificate, dated the Closing Date and signed by a Company Manager, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(iii)   a certificate of a Company Manager certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Members and/or Company Managers, as required, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the members and/or managers of the Company, as required, approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv)   a certificate of a Company Manager certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v)   a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii)   the Consideration Spreadsheet contemplated in Section 2.12;

(viii)   the Employment Agreement upon the general terms set forth in Section 2.10 (x) – (xi) of the Disclosure Schedules (the “Katyal Employment Agreement”) between the Company and Deepankar Katyal, duly executed by Deepankar Katyal and the Company;

(ix)     the Employment Agreement upon the general terms set forth in Section 2.10 (x) – (xi) of the Disclosure Schedules (the “Mehta Employment Agreement”), between the Company and duly executed by Lokesh Mehta and the Company;

(x)     the Paying Agent Agreement, duly executed by the Member Representative; and

(xi)     such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Mobiquity or GEAL shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)       the Note included in the Merger Consideration, duly executed by GEAL in the amounts and in the name of the Member Representative on behalf of the Persons set forth in the Consideration Spreadsheet;

(ii)     GEAL will cause the escrow agent holding the Escrow Cash to deliver the Escrow Cash to the Paying Agent, if not already delivered to the Member Representative or Paying Agent pursuant to the terms of Letter of Intent dated October 12, 2018 among Mobiquity, the Company, and GEAL (the “Letter of Intent”) and the escrow agreement governing the Escrow Cash;

(iii)    GEAL will deliver the Second Cash to the Paying Agent, if not already delivered to the Member Representative pursuant to the terms of Letter of Intent;

(iv)     a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied;

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(v)     certificates of the Secretary or an Assistant Secretary (or equivalent officer) of Mobiquity, GEAL and Merger Sub certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the board of directors, partners, members, or managers, as the case may be, of Mobiquity, GEAL and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)    certificates of the Secretary or an Assistant Secretary (or equivalent officer or authorized person) of Mobiquity, GEAL and Merger Sub certifying the names and signatures of the officers of Mobiquity, GEAL and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(vii)   such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c) As promptly as practicable after the Effective Time, Mobiquity will deliver (i) t warrant agreements for the Mobiquity Warrants in the amounts and to the persons listed in the Consideration Spreadsheet, , and (ii) certificates representing the Gopher Common Stock included in the Merger Consideration in the amounts and to the persons listed in the Consideration Spreadsheet, in exchange for the Company Membership Interests canceled and converted pursuant to Section 2.07, as is specified in Section 2.07(a) hereof and in the Consideration Spreadsheet.

Section 2.11  Working Capital Adjustment.

(a)  Reserved.

(b)  Post-Closing Adjustment.

(i)  Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to Member Representative a statement setting forth its calculation of Closing Working Capital, which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company’s Annual Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii)  The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital minus $200,000.

(c)  Examination and Review.

(i)  Examination. After receipt of the Closing Working Capital Statement, Member Representative shall have sixty (60) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Member Representative and its accountants shall have full access to the books and records of the Surviving Company, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Working Capital Statement as Member Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Company.

(ii)  Objection. On or prior to the last day of the Review Period, Member Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Member Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Member Representative. If Member Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and Member Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and Member Representative, shall be final and binding.

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(iii)  Resolution of Disputes. If Member Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (”Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Mobiquity, GEAL and the Member Representative (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)  Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Member Representative (on behalf of the members of the Company), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Member Representative or Parent, respectively, bears to the aggregate amount actually contested by the Member Representative and Parent.

(v)  Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)  Payment of Post-Closing Adjustment.

(i)  If the Post-Closing Adjustment is a negative number, then an amount equal to the Post-Closing Adjustment shall be reduced from the principal balance due under the Note.

(ii)  If the Post-Closing Adjustment is a positive number, then an amount equal to the Post-Closing Adjustment shall be added to the principal amount due under the Note.

(e) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.11 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.12 Consideration Spreadsheet.

(a) At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by a Company Manager, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)    the names and addresses of all Company Members and the Pro Rata Interests held by such Persons;

(ii)   detailed calculations of the Closing Merger Consideration;

(iii)  each Company Member’s share (as a percentage interest) of the Closing Merger Consideration; and

(b) The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

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Section 2.13 Paying Agent.

(a) Paying Agent. At the Closing, the Member Representative, Parent and [____________] (the “Paying Agent”) shall execute the paying agent agreement, substantially in the form attached hereto as Exhibit 2.13-1 (the “Paying Agent Agreement”), whereby the Paying Agent shall agree to act as the paying agent for the Cash Consideration the portion of the Closing Merger Consideration and make such payments in respect of each Person listed on the Consideration Spreadsheet (each a “Recipient”, together, the “Recipients”). The fees and expenses of the Paying Agent shall be borne equally between Parent and the Member Representative.

(b) Paying Agent Fund. As promptly as practicable after the Effective Time, GEAL shall make available to the Paying Agent the cash as described in Sections 2.10(b)(ii) and 2.10(b)(iii) and GEAL shall pay the amounts payable under the Note to the Paying Agent (the “Paying Agent Fund”). The Paying Agent Fund shall not be used for any purpose other than the payment of the portion of the Closing Merger Consideration to each Recipient indicated on the Consideration Spreadsheet.

(c) Payment Procedures.

(i)   Promptly after the date hereof, Parent and the Member Representative shall cause the Paying Agent to mail to each Recipient (A) a letter of transmittal in the form attached hereto as Exhibit 2.13-2 (the “Letter of Transmittal”) and (B) instructions for use in effecting the surrender of the Company Membership Interests, if applicable, in exchange for the portion of the Closing Merger Consideration payable in accordance to the Consideration Spreadsheet.

Upon surrender of a Company Membership Interest for cancellation to the Paying Agent, if applicable, and/or return of such Letter of Transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Surviving Company), each Recipient shall be entitled to receive from the Paying Agent that portion of the Cash Consideration set forth on the Consideration Spreadsheet subject to the timing and other conditions set forth on the Consideration Spreadsheet.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Mobiquity and GEAL that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01  Organization and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.02  Authority; Member/Manager Approval.

(a) The Company has full limited liability company power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of members representing a majority of the outstanding Company Membership Interests (”Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the members/managers required to approve and adopt this Agreement and the Ancillary Documents, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

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(b) The Company’s Members, by resolutions duly adopted by unanimous vote via written consent action and not subsequently rescinded or modified in any way, have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Members, and (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 18-209 of the Act) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Act.

Section 3.03  No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Articles of Organization, Operating Agreement or other organizational documents of the Company (”Company Charter Documents”); (ii) subject to, in the case of the Merger, obtaining the Requisite Company Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.04  Membership Interests.

(a) Section 3.04(a) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the holder of any Company Membership Interests and such Person’s Pro Rata Interest.

(b)     (i) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, (ii) no Company phantom equity right, profit interest right, equity participation right or similar right, is authorized or outstanding, and (iii) there is no commitment by the Company to issue membership interests, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends or distributions with respect to the Company Membership Interests.

(c) All issued and outstanding Company Membership Interests are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances or restrictions created by the Company in respect thereof, except as set forth in the Company Charter Documents. All issued and outstanding Company Membership Interests were issued in compliance with applicable Law.

(d) No outstanding Company Membership Interests is subject to vesting or forfeiture rights or repurchase by the Company.

(e) All distributions, dividends, repurchases and redemptions of the Company Membership Interests (or other equity interests) of the Company, to the extent undertaken, were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05  No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

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Section 3.06  Financial Statements. Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as at December 31, 2017 in each of the years 2016 (the year of year of the Company’s inception) and 2017 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at October 31, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the ten (10)-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of October 31, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07  Undisclosed Liabilities. To the Company’s Knowledge, it has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (”Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet and Interim Balance Sheet as of the Balance Sheet Date and Interim Balance Sheet Date, respectively, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, and which are not, individually or in the aggregate, material in amount.

Section 3.08  Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Articles of Organization, Operating Agreement or other organizational documents of the Company;

(c) split, combination or reclassification of any Company Membership Interests;

(d) issuance, sale or other disposition of any of the Company Membership Interests or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Company Membership Interests;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or Interim Balance Sheet or cancellation of any debts or entitlements;

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(k) transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l) abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m) material damage, destruction or loss (whether or not covered by insurance) to its property;

(n) any capital investment in, or any loan to, any other Person;

(o) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(p) any material capital expenditures;

(q) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)  (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $100,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, independent contractor or consultant;

(s) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former directors, officers and employees;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(y) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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Section 3.09  Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)       each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(ii)      all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)      all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)      all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)     all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days’ notice;

(vii)   except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)   all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)      any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(x)       all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xi)      any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance caused by the act or omission to act of the Company, and to the Company’s Knowledge, no event or circumstance caused by the act or omission to act of a Person other than the Company or its Affiliates, has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

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Section 3.10  Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)       those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)       liens for Taxes not yet due and payable;

(iii)      mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v)      other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11  Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

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Section 3.12  Intellectual Property

(a) Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary software of the Company; and (iv) all other Company Intellectual Property used in the business as currently conducted and as proposed to be conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title and parties thereto. The Company has provided Parent with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and, to the Company’s Knowledge, has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. The Company has provided Parent with true and complete copies of all such Contracts.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(e) To the Company’s Knowledge, all of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f) To the Company’s Knowledge, the conduct of the Company’s business as currently and formerly conducted and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation or violation by any Person of the Company Intellectual Property. The Company is not aware of any facts or circumstances that could reasonably be expected to give rise to such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

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(h) The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company (”Company Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company’s business. In the past eighteen (18) months, to the Company’s Knowledge there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company’s business; (ii) material loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 3.13  Reserved.

Section 3.14  Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are, to the Company’s Knowledge, collectible in full within 120 days after billing.

Section 3.15  Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16  Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

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Section 3.17  Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets; or (b) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18  Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except where the failure to comply, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19  Environmental Matters.

(a) The Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out.

(c) No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(e) The Company is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

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Section 3.20  Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency”, whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.20(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved for. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

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(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangements (MEWA).

(e) With respect to each Benefit Plan (i) except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to the Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) except as set forth in Section 3.20(e) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(h) Except as set forth in Section 3.20(h) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has since the Company’s inception been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

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(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21  Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and never has been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and never has been any Union representing or purporting to represent any employee of the Company, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in compliance with the terms of the Contracts listed on of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Company, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws.

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(d) The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.

(e) With respect to each Government Contract, the Company is and has been in compliance in all material respects with Executive Order No. 11246 of 1965 (”E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (”Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (”VEVRAA”), including all implementing regulations. The Company maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 or VEVRAA, including all implementing regulations. The Company is not, and has not been since its inception, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. The Company has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor. The Company is in compliance with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.

Section 3.22  Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before October 31, 2018 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i)        the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)       those years for which examinations by the taxing authorities have been completed; and

(iii)      those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

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(i) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after the Company’s inception.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i)       any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)      an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)      a prepaid amount received on or before the Closing Date;

(iv)     any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)      any election under Section 108(i) of the Code.

(o) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(r) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s) Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

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(t) No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.23  Books and Records. The minute books and membership interest record books of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Company Members and/or Company Managers. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24  Related Party Transactions. Except as set forth on Section 3.24 of the Disclosure Schedules, no Company Manager, executive officer or Company Member or any person owning 5% or more of the Company Membership Interests (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets, rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25  Brokers. Except as set forth in Section 3.25 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.26 Gopher and Gopher Common Stock. The Company acknowledges that except as set forth in Section 4-A.09, Mobiquity makes no representation or warranty regarding the Gopher Common Stock, nor does Mobiquity make any representation or warranty regarding Gopher or Gopher’s business.

ARTICLE IV-A
Representations and Warranties of MOBIQUITY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Mobiquity represents and warrants to Company that the statements contained in this Article IV-A are true and correct as of the date hereof.

Section 4-A.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Each of Mobiquity and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Mobiquity and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Charter Documents. The copies of the certificate of incorporation and by-laws of Mobiquity as most recently filed with the SEC are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Mobiquity is not in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Mobiquity have been validly issued and are owned by Mobiquity, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Mobiquity.

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Section 4-A.02 Capital Structure.   The authorized capital stock of Mobiquity consists of: (i) 900,000,000 shares of Mobiquity Common Stock; and (ii) 5,000,000 shares of AAA preferred stock, par value $0.0001 per share, of Mobiquity (the "Mobiquity Preferred Stock"). As of the date of this Agreement: (A) 400,443,266 shares of Mobiquity Common Stock were issued and outstanding; (B) no shares of Mobiquity Common Stock were issued and held by Mobiquity in its treasury; (C) 850,588 shares of Mobiquity Preferred Stock were issued and outstanding; and (D) no shares of Mobiquity Preferred Stock were held by Mobiquity in its treasury. All of the outstanding shares of capital stock of Mobiquity are, and all shares of capital stock of Mobiquity which may be issued as contemplated or permitted by this Agreement, including the shares of Mobiquity Common Stock underlying the Mobiquity Warrants included in the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. Upon the issuance of the Mobiquity Common Stock underlying the Mobiquity Warrants included in the Merger Consideration to the Members, the Members shall have good and valid title to such shares free and clear of all Encumbrances, including any restriction on the right to vote, sell, or otherwise dispose of such shares, except for any restrictions on transfer imposed by applicable securities Laws, and all such share will be validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. No Subsidiary of Mobiquity owns any shares of Mobiquity Common Stock.

Section 4-A.03Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Mobiquity has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the adoption of this Agreement by Mobiquity and GEAL as the members of Merger Sub to consummate the transactions contemplated by this Agreement (the “Requisite Merger Sub Vote”). The execution and delivery of this Agreement by Mobiquity and Merger Sub and the consummation by Mobiquity and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of Mobiquity and Merger Sub and no other corporate proceedings on the part of Mobiquity or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Mobiquity Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to the adoption of this Agreement by Mobiquity and GEAL as the members of Merger Sub. This Agreement has been duly executed and delivered by Mobiquity and, assuming due execution and delivery by the Company, GEAL and Merger Sub, constitutes the legal, valid, and binding obligation of Mobiquity, enforceable against Mobiquity in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Mobiquity and the consummation by Mobiquity of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, by-laws or other organizational documents of Mobiquity (“Mobiquity Charter Documents”); (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4-A.03(c) have been obtained or made, conflict with or violate any Law applicable to Mobiquity or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Mobiquity's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Mobiquity or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Mobiquity or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect.

(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Mobiquity in connection with the execution, delivery, and performance by Mobiquity of this Agreement or the consummation by Mobiquity of the Merger, the Mobiquity Stock Issuance, and the other transactions contemplated hereby, except as set forth in Section 4-A.03(c) of the Disclosure Schedules and except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (ii) the filing with the SEC of such reports under the Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and Merger and the other transactions contemplated by this Agreement; and (ii) such Consents as may be required under applicable state securities or "blue sky" Laws and the securities Laws of any foreign country.

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(d) Other Consents. Except as set forth in Section 4-A.03(d) of the Disclosure Schedules, the execution, delivery and performance by each of the Mobiquity and Merger Sub of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Mobiquity Charter Documents; (ii) subject to, in the case of the Merger, obtaining the Requisite Merger Sub Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Mobiquity or; (iii) except as set forth in Section 4-A.03(d) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Mobiquity is a party or by which Mobiquity is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Mobiquity.

(e) Board Approval.

(i)       The Mobiquity Board by resolutions duly adopted by a vote at a meeting of all directors of Mobiquity duly called and held, or adopted by unanimous written consent, and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, the Mobiquity Stock Issuance, and the delivery of the Gopher Common Stock, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Mobiquity and the Mobiquity's stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Mobiquity Stock Issuance, upon the terms and subject to the conditions set forth herein, and (C) directed the issuance of the Mobiquity Stock and the transfer of the Gopher Common Stock as part of the Purchase Price (collectively, the "Mobiquity Board Recommendation").

(ii)      The Merger Sub by resolutions duly adopted by unanimous written consent of Mobiquity and GEAL as the members of Merger Sub and not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of Merger Sub and of Mobiquity and GEAL as the members of Merger Sub, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

Section 4-A.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(f) SEC Filings. Mobiquity has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017, provided however, no representation is made with respect to the filing of Current Reports on form 8-K. (the "Mobiquity SEC Documents"). True, correct, and complete copies of all the Mobiquity SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the filed Mobiquity SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Mobiquity SEC Documents. None of the Mobiquity SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Mobiquity, none of the Mobiquity SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Mobiquity SEC Documents. None of Mobiquity's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

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(g) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Mobiquity SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Mobiquity and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(h) Undisclosed Liabilities. The audited balance sheet of Mobiquity dated as of December 31, 2017, contained in the Mobiquity SEC Documents filed prior to the date hereof is hereinafter referred to as the "Mobiquity Balance Sheet." Neither Mobiquity nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Mobiquity Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Mobiquity Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect.

Section 4-A.05 Absence of Certain Changes or Events. Since the date of the Mobiquity Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and as set forth in the Mobiquity SEC Documents, the business of Mobiquity and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Mobiquity Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect.

Section 4-A.06 Compliance; Permits.

(i) Mobiquity and each of its Subsidiaries is and, since January 1, 2017, has been in compliance with, all Laws or Orders applicable to Mobiquity or any of its Subsidiaries or by which Mobiquity or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect. Since January 1, 2017, no Governmental Entity has issued any notice or notification stating that Mobiquity or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect.

(j) Permits. Mobiquity and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Mobiquity or any of its Subsidiaries is pending or, to the Knowledge of Mobiquity, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect. Mobiquity and each of its Subsidiaries is and, since January 1, 2017, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect.

Section 4-A.07 Litigation. Except as set forth in Section 4-A.07 of the Disclosure Schedules there is no Legal Action pending, or to the Knowledge of Mobiquity, threatened against Mobiquity or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Mobiquity, any officer or director of Mobiquity or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Mobiquity or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Mobiquity Material Adverse Effect. To the Knowledge of Mobiquity, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Mobiquity, threatened, in each case regarding any accounting practices of Mobiquity or any of its Subsidiaries or any malfeasance by any officer or director of Mobiquity.

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Section 4-A.08 Brokers. Except as set forth in Section 4-A.08 of the Disclosure Schedules, neither Mobiquity, nor any of its Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4-A.09 Gopher Common Stock. All of the shares of Gopher Common stock owned by Mobiquity are owned by Mobiquity directly, are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell, or otherwise dispose of such shares, except for any restrictions on transfer imposed by applicable securities Laws and as set forth in Section 4-A.09 of the Disclosure Schedule. Upon the transfer of the Gopher Common Stock included in the Merger Consideration to the Members, the Members shall have good and valid title to such shares free and clear of all Liens and Encumbrances, including any restriction on the right to vote, sell, or otherwise dispose of such shares, except for any restrictions on transfer imposed by applicable securities Laws, and all such share will be validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws.

ARTICLE IV-B

Representations and Warranties of GEAL

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, GEAL represents and warrants to Company that the statements contained in this Article IV-B are true and correct as of the date hereof.

Section 4-B.01 Organization; Standing and Power; Charter Documents; Subsidiaries.

(k) Organization; Standing and Power. Each of GEAL, Gopher and its Subsidiaries is a corporation, limited liability company, partnership, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, partnership, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of GEAL, Gopher and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership, or other legal entity and is in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Charter Documents. The copies of the certificate of incorporation and by-laws of Gopher as most recently filed with the SEC are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Gopher is not in violation of any of the provisions of its Charter Documents.

(m) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Gopher have been validly issued and are owned by Gopher, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Gopher.

Section 4-B.02 Capital Structure.   The authorized capital stock of Gopher consists of: (i) 500,000,000 shares of Gopher Common Stock; and (ii) 22,110,000 shares of preferred stock, par value $0.00001per share, of Gopher (the "Gopher Preferred Stock"). As of the date of this Agreement: (A) 158,681,243 shares of Gopher Common Stock were issued and outstanding; (B) no shares of Gopher Common Stock were issued and held by Gopher in its treasury; (C) 45,700 shares of Gopher Preferred Stock were issued and outstanding; and (D) no shares of Gopher Preferred Stock were held by Gopher in its treasury. All of the outstanding shares of capital stock of Gopher are, and all shares of capital stock of Gopher which may be issued as contemplated or permitted by this Agreement, including the shares of Gopher Common Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Gopher owns any shares of Gopher Common Stock.

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Section 4-B.03 Authority; Non-Contravention; Governmental Consents; Board Approval.

(n) Authority. GEAL has all requisite corporate, limited liability company or limited partnership power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: the adoption of this Agreement by Requisite Merger Sub Vote. The execution and delivery of this Agreement by GEAL and Merger Sub and the consummation by GEAL and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of GEAL and Merger Sub and no other corporate, limited liability company or limited partnership proceedings on the part of GEAL or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to the adoption of this Agreement by Mobiquity and GEAL as the members of Merger Sub. This Agreement has been duly executed and delivered by GEAL and, assuming due execution and delivery by the Company, Mobiquity and Merger Sub, constitutes the legal, valid, and binding obligation of GEAL, enforceable against GEAL in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(o) Non-Contravention. The execution, delivery, and performance of this Agreement by GEAL and the consummation by GEAL of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the certificate of incorporation, by-laws or other organizational documents of GEAL (“GEAL Charter Documents”); (ii) assuming that all of the Consents contemplated by clauses (i) and (ii) of Section 4-B.03(c) have been obtained or made, conflict with or violate any Law applicable to GEAL or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in GEAL's or any of its Subsidiaries' loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which GEAL or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of GEAL or any of its Subsidiaries.

(p) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by GEAL in connection with the execution, delivery, and performance by GEAL of this Agreement or the consummation by GEAL of the Merger and the other transactions contemplated hereby, except as set forth in Section 4-B.03(c) of the Disclosure Schedules and except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

(q) Other Consents. Except as set forth in Section 4-B.03(d) of the Disclosure Schedules, the execution, delivery and performance by each of GEAL and Merger Sub of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the GEAL Charter Documents; (ii) subject to, in the case of the Merger, obtaining the Requisite Merger Sub Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the GEAL or; (iii) except as set forth in Section 4-B.03(d) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which GEAL is a party or by which GEAL is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the GEAL.

(r) Board Approval.

(i)       The resolutions duly adopted by the general partner of GEAL and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, GEAL and GEAL's partners, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger upon the terms and subject to the conditions set forth herein (collectively, the "GEAL GP Recommendation").

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(ii)       The Merger Sub by resolutions duly adopted by unanimous written consent of Mobiquity and GEAL as the members of Merger Sub the and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of Merger Sub, and of Mobiquity and GEAL as the members of Merger Sub, and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein.

Section 4-B.04 SEC Filings; Financial Statements; Undisclosed Liabilities.

(s) SEC Filings. Gopher has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017, provided however, no representation is made with respect to the filing of Current Reports on form 8-K. (the "Gopher SEC Documents"). True, correct, and complete copies of all the Gopher SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the filed Gopher SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Gopher SEC Documents. None of the Gopher SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Gopher, none of the Gopher SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Gopher SEC Documents. None of Gopher's Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(t) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Gopher SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Gopher and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(u) Undisclosed Liabilities. The audited balance sheet of Gopher dated as of December 31, 2017, contained in the Gopher SEC Documents filed prior to the date hereof is hereinafter referred to as the "Gopher Balance Sheet." Neither Gopher nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Gopher Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Gopher Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect.

Section 4-B.05 Absence of Certain Changes or Events. Since the date of the Gopher Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Gopher and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred any Gopher Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect.

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Section 4-B.06 Compliance; Permits.

(v) Gopher and each of its Subsidiaries is and, since January 1, 2017, has been in compliance with, all Laws or Orders applicable to Gopher or any of its Subsidiaries or by which Gopher or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect. Since January 1, 2017, no Governmental Entity has issued any notice or notification stating that Gopher or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect.

(w) Permits. Gopher and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Gopher or any of its Subsidiaries is pending or, to the Knowledge of Gopher, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect. Gopher and each of its Subsidiaries is and, since January 1, 2017, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect.

Section 4-B.07 Litigation. Except as set forth in Section 4-B.07 of the Disclosure Schedules there is no Legal Action pending, or to the Knowledge of GEAL, threatened against Gopher or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of GEAL, any general partner, officer or director of GEAL or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Gopher or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Gopher Material Adverse Effect. To the Knowledge of GEAL, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or threatened, in each case regarding any accounting practices of Gopher or any of its Subsidiaries or any malfeasance by any officer or director of Gopher.

Section 4-B.08 Brokers. Except as set forth in Section 4-B.08 of the Disclosure Schedules, neither GEAL nor any of its Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4-B.09 Gopher Common Stock. All of the shares of Gopher Common stock owned by Mobiquity are fully paid and non-assessable.

Section 4-B.10 Sufficiency of Assets. GEAL has sufficient cash on hand or other sources of immediately available funds to enable it to make all Cash Consideration payments in a timely manner and to consummate the transactions contemplated herein.

ARTICLE IV-C

Representations and Warranties of MOBIQUITY, GEAL AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Mobiquity, GEAL and Merger Sub represent and warrant to Company that the statements contained in this Article IV-C are true and correct as of the date hereof.

Section 4-C.01 Organization; Standing and Power; Charter Documents; Members; Subsidiaries.

(x) Organization; Standing and Power. Merger Sub is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of "good standing" is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Merger Sub has no Subsidiaries.

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(y) Members. Mobiquity owns forty eight percent (48%) and GEAL owns fifty two percent (52%) of the Merger Sub Membership Interests.

(z) Charter Documents. Mobiquity and/or GEAL has delivered or made available to the Company true and correct copies of the articles of organization, operating agreement or other organization documents of the Merger Sub (”Merger Sub Charter Documents”). Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

Section 4-C.02 Authority; Non-Contravention; Governmental Consents; Board Approval.

(aa) Authority. Merger Sub has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger to the requisite Parent Vote. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or limited liability company action on the part of Merger Sub and no other corporate or limited liability company proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, subject only, to the Requisite Merger Sub Vote. This Agreement has been duly executed and delivered by Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors' rights generally and by general principles of equity.

(bb) Non-Contravention. The execution, delivery, and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Merger Sub Charter Documents; or (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4-C.02(c) have been obtained or made, conflict with or violate any Law applicable to Merger Sub or any of its properties or assets.

(cc) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Merger Sub in connection with the execution, delivery, and performance by Merger Sub of this Agreement or the consummation by Merger Sub of the Merger, except as set forth in Section 4-A.02(c) of the Disclosure Schedules and except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; and (iii) the Other Governmental Approvals.

(dd) Other Consents. Except as set forth in Section 4-C.02(d) of the Disclosure Schedules, the execution, delivery and performance by Merger Sub of this Agreement, and the consummation of the Merger, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Merger Sub Charter Documents. or (ii) subject to obtaining the Requisite Merger Sub Vote, conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Merger Sub.

Section 4-C.03 Brokers. Except as set forth in Section 4.03-C of the Disclosure Schedules, Merger Sub has not incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

ARTICLE V

COVENANTS

Section 5.01  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

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(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02  Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) Mobiquity, GEAL and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated July 6, 2018, between Mobiquity and the Company (the “Confidentiality Agreement”), and GEAL agrees to be bound by the terms of the Confidentiality Agreement which apply to Mobiquity, which Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.03  No Solicitation of Other Bids.

(a) The Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of Company Membership Interests or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

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(b) In addition to the other obligations under this Section 5.03, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

Section 5.04  Member Consent.

(a) The Company shall use its reasonable best efforts to obtain, immediately following the execution and delivery of this Agreement, the Requisite Company Vote (i) pursuant to written consents of the Company Members listed on Section 5.04 of the Disclosure Schedules (the “Written Consent”) or (ii) at a duly called meeting of the Company Members. Promptly following receipt of the Written Consent or the taking of a vote at a meeting, the Company shall deliver a copy of such Written Consent or the minutes of such meeting containing the duly adopted resolutions reflecting the Requisite Vote, to Parent.

Section 5.05  Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(i)       any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)      any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)      any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)      any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Parent’s receipt of information pursuant to this Section 5.05 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.06  Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the Company Managers set forth on Section 5.06 of the Disclosure Schedules three (3) Business Days prior to the Closing.

Section 5.07  Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

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(b) The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)       respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)      avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)      in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.07 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.08  Closing Conditions From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.09  Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.10  Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

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ARTICLE VI

TAX MATTERS

Section 6.01  Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company, its Representatives and the Members shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Company in respect of any Post-Closing Tax Period. The Company agrees that Parent is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or the Company Members. The Company Members shall, in accordance with Article VIII below, severally and not jointly (in accordance with their Pro Rata Interests), indemnify and hold harmless Parent against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest,) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid by the Parent when due. Member Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary). For the avoidance of doubt, all income Tax imposed on the Company Members arising from this Transaction is the Company Members’ responsibility.

Section 6.02 Tax Sharing Agreements. The Company is not, and never has been, a party to any Tax sharing agreements (whether written or not).

Section 6.03  Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Company Members shall, in accordance with Article VIII below, severally and not jointly (in accordance with their Pro Rata Interests), indemnify the Company, Parent, and each Parent Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Company Members shall, severally and not jointly (in accordance with their Pro Rata Interests and in accordance with Article VIII below), reimburse Parent for any Taxes of the Company that are the responsibility of the Company Members pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Parent or the Company.

Section 6.04  Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to Member Representative (together with schedules, statements and, to the extent requested by Member Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Member Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and Member Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and Member Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and Member Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to deduct from the principal amount due under the Note (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 6.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

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Section 6.05  Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.06  Contests. Parent agrees to give written notice to Member Representative of the receipt of any written notice by the Company, Parent or any of Parent’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VI and Article VIII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent’s right to indemnification hereunder. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of Member Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Member Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Member Representative.

Section 6.07  Cooperation and Exchange of Information. The Member Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Member Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Member Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01  Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) This Agreement shall have been duly adopted by the Requisite Company Vote and Requisite Merger Sub Vote.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) The Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.03 and Parent shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Sections 4-A.03(c), 4-A.03(d), 4-B.03(c) and 4-B.03(d) in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

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(d) Upon the due and valid exercise of the Mobiquity Warrants, the Mobiquity Common Stock underlying the Mobiquity Warrants may be issued pursuant to an exemption from Section 5 of the Securities Act in accordance with Section 4(a)(2) thereof; and the Gopher Common Stock may be transferred pursuant to an exemption from Section 5 of the Securities Act in accordance with Section 4(a)(1) thereof.

Section 7.02  Conditions to Obligations of Mobiquity, GEAL and Merger Sub. The obligations of Mobiquity, GEAL and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Mobiquity’s and GEAL’s unanimous waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.25, the representations and warranties of the Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06 and Section 3.25 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, the Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Parent, Merger Sub or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Parent at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(f) The Company having delivered to Parent the Company’s Annual Financial Statements.

(g) The Company shall have delivered each of the closing deliverables set forth in Section 2.10 (a).

Section 7.03  Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Parent and Merger Sub contained in Section 4-A.01, Section 4-A.08, Section 4-B.01, Section 4-B.08, Section 4-C.01 and Section 4-C.03, the representations and warranties of each Parent and Merger Sub contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Parent and Merger Sub contained in Section 4-A.01, Section 4-A.08, Section 4-B.01, Section 4-B.08, Section 4-C.01 and Section 4-C.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

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(b) Parent and Merger Sub shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent and Merger Sub shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed in Section 4-A.03(c), 4-A.03(d), Section 4-B.03(c), 4-B.03(d), Section 4-C.02(c) and 4-C.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e) Parent shall have delivered each of the closing deliverables set forth in Section 2.10(b).

ARTICLE VIII

INDEMNIFICATION

Section 8.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations, warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is nineteen (19) months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing for nineteen (19) months. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02  Indemnification By Company Members. Subject to the other terms, conditions, and limitations set forth in this Article VIII, the Company Members, severally and not jointly (in accordance with their Pro Rata Interests), shall indemnify and defend each of each Parent and its respective Affiliates (including the Company) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any inaccuracy in the Consideration Spreadsheet;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement; or

(d) any claim made by any Company Member relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet.

Section 8.03  Indemnification By Mobiquity and GEAL. Subject to the other terms and conditions of this Article VIII, Mobiquity and GEAL and shall indemnify and defend each of the Company Members and their Affiliates and their respective Representatives (collectively, the “Company Member Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Member Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Mobiquity, GEAL and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Mobiquity, GEAL or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Mobiquity, GEAL or Merger Sub pursuant to this Agreement.

Section 8.04  Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) the Company Members shall not be liable to the Parent Indemnitees for indemnification under Section 8.02 until the aggregate amount of all Losses in respect of indemnification under Section 8.02 exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Basket”), in which event the Company Members shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Company Members shall be liable pursuant to Section 8.02(a) shall not exceed (i) with respect to breaches of Sections 3.01, 3.02(a), 3.04, 3.19, 3.20, 3.22, 3.25, and Article VI (“Fundamental Representations”), the lesser of (x) $5,000,000 and (y) the amount of Cash Consideration actually paid by GEAL to the Company Members (the “Fundamental Cap”), and (ii) with respect to all other breaches the lesser of (x) $1,500,000 and (y) the amount of Cash Consideration actually paid by GEAL to the Company Members (the “General Cap” and collectively with the Fundamental Cap, the “Caps”).

(b) Mobiquity and/or GEAL shall not be liable to the Company Member Indemnitees for indemnification under Section 8.03 until the aggregate amount of all Losses in respect of indemnification under Section 8.03 exceeds the Basket, in which event Mobiquity and/or GEAL shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Parent shall be liable pursuant to Section 8.03(a) shall not exceed (i) with respect to Section 4-A.01, Section 4-A-04, Section 4-B.01, Section 4-B.04, and Section 4-C.01, $5,000,000, (ii) with respect to breaches of Sections 4-A.09, 10.05 and 11.02, $10,000,000, (iii) with respect to a Note Default, $9,500,000, and (iii) with respect to all other breaches, $1,500,000 Notwithstanding the foregoing, the limitations set forth in this Section 8.04(b) shall not include Losses which relate to reasonable attorneys’ fees or the cost of enforcing any right to indemnification hereunder.

(c) Notwithstanding anything to the contrary in this Agreement, Mobiquity shall be severally liable, and GEAL shall have no liability, for any Company Member Indemnitees’ Losses under Section 8.03 arising out of any inaccuracy in or breach of any of the representations or warranty of Mobiquity or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Mobiquity.

(d) Notwithstanding anything to the contrary in this Agreement, GEAL shall be severally liable, and Mobiquity shall have no liability, for any Company Member Indemnitees’ Losses under Section 8.03 arising out of any inaccuracy in or breach of any of the representations or warranty of GEAL or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by GEAL.

(e) Notwithstanding anything to the contrary in this Agreement, Mobiquity and GEAL shall each be jointly and severally liable for any Company Member Indemnitees’ Losses under Section 8.03 arising out of any inaccuracy in or breach of any of the representations or warranty of Merger Sub or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Merger Sub.

(f)              For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(g)             Notwithstanding anything to the contrary in this Agreement, the remedies available to the Member Representative and the Company Members in Article XI shall be in addition to the remedies available to such parties in this Article VIII.

Section 8.05  Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Member Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Member Representative. Any payment received by Member Representative as the Indemnified Party shall be distributed to the Company Members in accordance with this Agreement.

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(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Company Member such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Member Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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Section 8.06  Indemnification Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided, however, that in the event that the Indemnifying Party is one or more Company Member(s), then at the Member Representative’s sole and absolute discretion, the Company Member(s) may satisfy such Loss by (i) returning a number of shares of Mobiquity Common Stock (or cancelling a number of Mobiquity Warrants for such number of shares of Mobiquity Common Stock to the extent the Mobiquity Warrants are unexercised) and/or Gopher Common Stock that equals the amount of such Loss divided by the average closing price of a share of Mobiquity Common Stock and/or Gopher Common Stock, as applicable, for the fifteen (15) trading days immediate preceding the date on which the amount of such Loss was determined, and/or (ii) a reduction of the principal balance due under the Note, and/or (iii) payment in cash, or any combination of the foregoing. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to nine percent (9%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

Section 8.07  Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08  Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09  Exclusive Remedies. Subject to Section 2.11(b) and Section 12.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company, Mobiquity and GEAL;

(b) by either Mobiquity or GEAL by written notice to the Company if:

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(i)  neither Mobiquity, GEAL nor Merger Sub is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Mobiquity or GEAL, as applicable; or

(ii)  any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2018 the “Drop Dead Date”, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Mobiquity and GEAL if:

(i)        the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Mobiquity, GEAL or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub within ten (10) days of Mobiquity’s and GEAL’s receipt of written notice of such breach from the Company;

(ii)      any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)      if the Closing has not occurred on or before ten (10) Business Days after the date hereof unless extended by written consent of the Member Representative and Parent.

(d) by Mobiquity, GEAL or the Company if:

(i)        there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

Section 9.02  Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in Article VIII, and this Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

POST-CLOSING AGREEMENTS

Section 10.01 Post-Closing Management. Following the Closing, Dean Julia shall be the sole manager of the Company (or functional equivalent if the Company’s entity form is changed), to serve until his resignation. In the event that Dean Julia ceases to be the manager of the Company (or functional equivalent if the Company’s entity form is changed), the Board of Directors of Mobiquity shall designate the successor manager(s). This Section 10.01 shall apply so long as Mobiquity is a member of the Company. The Company shall, and Mobiquity and GEAL as the members of the Company shall cause the Company to, amend its Operating Agreement to effectuate the foregoing.

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Section 10.02 Company Officers. Following the Closing, the following persons shall have the following Company officer positions, pursuant to the terms of the Katyal Employment Agreement and Mehta Employment Agreement, respectively. Such officers shall report to the manager of the Company.

(a) Deepankar Katyal – CEO.

(b) Lokesh Mehta – CTO.

Section 10.3 Member Funding of Company. As between Mobiquity and GEAL, following the Effective Time, if it is determined that the Company requires funding for business development or operations, and overhead from its members, Mobiquity and GEAL, to the extent they are members of the Company, will provide such funding pro-rata in accordance with their respective equity ownership of the Company.

Section 10.04 Company Covenants. Following the Effective Time, until the Cash Consideration and the Notes included in the Purchase Price have been paid in full, the Company shall not, and the manager or members of the Company shall not cause the Company to, do or take any action set forth in Section 10.04 of the Disclosure Schedules without the written consent of the Member Representative, which shall not be unreasonably be withheld, delayed or conditioned, and any such action done or taking in violation of this Section 10.04 shall be null and void ab initio and of no force nor effect.

Section 10.05 Mobiquity Covenants. Mobiquity covenants that the shares of Mobiquity Common Stock following issuance in the exercise of the Mobiquity Warrants, and GEAL covenants that the shares of Gopher Common Stock transferred to the Company Members at Closing, will be eligible to be sold pursuant to Rule 144 of the Securities Act (“Rule 144”) once the potential obligation to return (or cancel) the Equity Consideration no longer applies to such particular shares, unless and until eligible to be resold pursuant to registration or any other exemption from registration under the Securities Act, provided however, the sale of Gopher Common Stock is subject to contractual restriction on the sale thereof as set forth in Section 4-A.09 of the Disclosure Schedule (the “Contractual Sale Restriction”). Subject to the foregoing, in the event that, from and after six months from the Closing and for any 30 consecutive calendar-day period thereafter, the shares of Gopher Common Stock or shares of Mobiquity Common Stock (issued in exercise of the Mobiquity Warrants) are thereafter not eligible to be sold pursuant to the exemption provided by Rule 144, then GEAL or Mobiquity, as applicable (subject in the case of the Gopher Common Stock to the Contractual Sale Restriction), will be in breach of the Agreement. Company Members, who are Company executives, will agree with GEAL and Mobiquity as to a reasonable sale mechanism for their respective shares of Gopher Common Stock or shares of Mobiquity Common Stock (issued in exercise of the Mobiquity Warrants), subject to applicable securities law limitations, which mechanism may include Rule 144 sales.

Section 10.06 Mobiquity Class B Preferred Stock. Within five (5) business days following the Effective Time, Mobiquity shall file the Certificate of Designations (as defined in Schedule 2.10(x)-(xi)) of the Mobiquity Class B Preferred Stock, and deliver a stamped filed copy thereof to the Member Representative.

Section 10.07 Company Member Restriction Regarding Gopher Common Stock. The Company Members shall abide by the Gopher Common Stock Contractual Sale Restriction and shall not sell or transfer any Gopher Common Stock in contravention to the Contractual Sale Restriction.

ARTICLE XI

NOTE PAYMENT BREACH REMEDIES

Section 11.01 Default and Cure. The Note will provide that a default by GEAL will occur if any payment of Cash Consideration is not made within fifteen (15) days of its respective due date (the “Grace Period”). Any non-payment under the Notes may be cured without imposition of any remedy by the Member Representative, the Company Members, or otherwise, within fifteen (15) days following the expiration of the Grace Period (the “Payment Period”). If a payment of Cash Consideration shall not have been tendered prior to the expiration of the relevant Payment Period (a “Note Default”), the Member Representative may provide notice to GEAL thereof, in which case the sole recourse of the Company Members for any such Note Default, through the Member Representative, shall be as set forth in Sections 8.03 and 11.02.

Section 11.02. Remedies for Note Default. If a Note Default occurs and the Member Representative declares an event of default under, and in accordance with the terms of the Note, the Company Members sole recourse, which may only be pursued by the Member Representative acting on behalf of the Company Members, shall be as follows:

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(a) In the event of an uncured Note Default and if, as of such occurrence, GEAL has tendered to the Member Representative on behalf of the Company Members less than or equal to $1,000,000 of Cash Consideration, (a) as a remedy, GEAL shall immediately return to the Member Representative, on behalf of the Company Members, one hundred percent (100%) of the Surviving Company Membership Interests that had been transferred to GEAL in accordance with the provisions of the Agreements (that is, 52% of the Surviving Company Membership Interests) and (b) the Company Members shall not be obligated to return any of the Cash Consideration previously tendered. The Member Representative may elect, on behalf of the Company Members, to return (or cancel as applicable) one hundred percent (100%) of the Equity Consideration in return for one hundred percent (100%) of the Surviving Company Membership Interests that had been transferred to Mobiquity in accordance with the provisions of the Agreement (that is, 48% of the Surviving Company Membership Interests) and upon any such election, such Surviving Company Membership Interests shall be returned to the Company Members within three (3) Business Days.

(b) In the event of an uncured Note Default and if, as of such occurrence, GEAL has tendered to the Member Representative on behalf of the Company Members greater than $1,000,000 but less than or equal to $2,500,000 of Cash Consideration, (a) as the sole remedy for such Note Default, GEAL shall immediately return to the Member Representative, on behalf of the Company Members, all of the Surviving Company Membership Interests that had been transferred to GEAL in accordance with the provisions of the Agreements (that is, 52% of the Surviving Company Membership Interests) but (b) the Company Members shall not be obligated to return any of the Cash Consideration previously tendered. Without the consent of each of (x) the Member Representative, on behalf of the Company Members, and (y) Mobiquity, which consents may be withheld, delayed, denied, or conditioned in the sole and absolute discretion of each of the Member Representative and of Mobiquity for any reason or for no reason, none of the Surviving Company Membership Interests that had been transferred to Mobiquity in accordance with the provisions of the Agreements (that is, 48% of the Surviving Company Membership Interests) and none of the Equity Consideration that had been transferred to the Member Representative on behalf of the Company Members in accordance with the provisions of the Agreements shall be returned to the respective transferor thereof.

(c) In the event of an uncured Note Default and if, as of such occurrence, GEAL has tendered to the Member Representative on behalf of the Company Members greater than $2,500,000 in Cash Consideration, (a) as the sole remedy for such Note Default, GEAL shall immediately return to the Member Representative acting on behalf  of the Company Members, that number of Surviving Company Membership Interests received by GEAL in accordance with the provisions of the Agreement that represents three percent (3%) of the total fully-diluted amount of Surviving Company Membership Interests for the monthly installment of Cash Consideration in respect of which GEAL did not cure its Note Default and for all subsequent monthly installments of Cash Consideration, but (b) the Company Members shall not be obligated to return any of the Cash Consideration previously tendered. Such three percent (3%) shall be pro-rated in respect of any partial monthly installment of Cash Consideration tendered. For example, if there is an uncured Note Default and GEAL has ten $500,000/month monthly installments remaining on the Note, then GEAL will return 30% of the Company’s Membership Interests to the Member Representative as a result of this Section 11.02(c). Without the consent of each of (x) the Member Representative, on behalf of the Company Members, and (y) Mobiquity, which consents may be withheld, delayed, denied, or conditioned in the sole and absolute discretion of each of the Member Representative and of Mobiquity for any reason or for no reason, none of the Surviving Company Membership Interests that had been transferred to Mobiquity in accordance with the provisions of the Agreements (that is, 48% of the Surviving Company Membership Interests) and none of the Equity Consideration that had been transferred to the Member Representative on behalf of the Company Members in accordance with the provisions of the Agreements shall be returned to the respective transferor thereof.

(d) For the avoidance of doubt, references to percentages of Mobiquity Common Stock, Gopher Common Stock and Surviving Company Membership Interests is to number of shares of Mobiquity Common Stock or Gopher Common Stock, or Surviving Company Membership Interests, as applicable, and not to the value thereof. In the event that any of the return of any of the Surviving Company Membership Interests to the Company Members, each of Mobiquity, GEAL and Merger Sub hereby covenant and agreement that such returned Surviving Company Membership Interest will be free of all Encumbrances unless otherwise consented to by the Member Representative .

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Section 11.03. Consistent Note Provisions. The Note shall contain provisions consistent with this Article XI.

ARTICLE XII

MISCELLANEOUS

Section 12.01  Member Representative.

(a) By approving this Agreement and the transactions contemplated hereby, each Company Member shall have irrevocably authorized and appointed Member Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Member Representative pursuant to this Agreement, including the exercise of the power to:

(i)       give and receive notices and communications;

(ii)      agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.10;

(iii)     agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VIII;

(iv)     litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VIII;

(v)      execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vi)     make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(vii)    engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Member Representative in complying with its duties and obligations; and

(viii)   take all actions necessary or appropriate in the good faith judgment of Member Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Member Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Member by Member Representative, and on any other action taken or purported to be taken on behalf of any Company Member by Member Representative, as being fully binding upon such Person. Notices or communications to or from Member Representative shall constitute notice to or from each of the Company Members. Any decision or action by Member Representative hereunder, including any agreement between Member Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Members and shall be final, binding and conclusive upon each such Person. No Company Member shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Company Member, or by operation of Law.

(b) The Member Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Company Members according to each Company Member’s Pro Rata Interests (the “Majority Holders”); provided, however, in no event shall Member Representative resign or be removed without the Majority Holders having first appointed a new Member Representative who shall assume such duties immediately upon the resignation or removal of Member Representative. In the event of the death, incapacity, resignation or removal of Member Representative, a new Member Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Member Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Member Representative as described in Section 12.01(a) above.

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(c) The Member Representative shall not be liable to the Company Members for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Member Representative shall be conclusive evidence of good faith). The Company Members shall severally and not jointly (in accordance with their Pro Rata Interests), indemnify and hold harmless Member Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Member Representative, Member Representative shall reimburse the Company Members the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Company Members, severally and not jointly (in accordance with their Pro Rata Interests).

Section 12.02  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 12.03  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.03):

If to the Company:	Advangelists, LLC 5447 31st Ave SW, Suite 100 Seattle, WA 98126 Facsimile:[____________] E-mail: [_________] Attention: Deepankar Katyal
with a copy to:	TangoLaw, PLLC 801 2nd Ave., Suite 1110 Seattle, WA 98104 E-mail: noel@tangolaw.com Attention: Noel C. Howe
If to Mobiquity or Merger Sub:	Mobiquity Technologies, Inc. 35 Torrington Ln. Shoreham, NY 11786 Facsimile:631-821-9769 E-mail: djulia@mobiquitynetworks.com Attention: Dean Julia, Chief Executive Officer

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with a copy to:	Gavin C. Grusd, Esq. Ruskin Moscou Faltischek P.C. 1425 RXR Plaza, East Tower, 15th Floor Uniondale, New York 11556 Telecopier: (516) 663-6714 E-mail: ggrusd@rmfpc.com
If to GEAL or Merger Sub:	Glen Eagles Acquisition LP 8600 Inwood Rd. Dallas TX 75209 Facsimile:[________] E-mail: [ddunckel@hotmail.com] Attention: Darren Dunckel, Managing Partner
with a copy to:	[___________] Facsimile:[__________] E-mail: [_________] Attention:[________]
If to the Member Representative:	Deepankar Katyal 5447 31st Ave SW, Suite 100 Seattle, WA 98126 Facsimile:[____________] E-mail: [_________]
with a copy to:	TangoLaw, PLLC 801 2nd Ave., Suite 1110 Seattle, WA 98104 E-mail: noel@tangolaw.com Attention: Noel C. Howe

Section 12.04  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 12.05  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 12.06  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07  Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 12.08  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.09  No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Company Members, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 12.11  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEW YORK IN EACH CASE LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 12.12  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.13  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Rest of page intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADVANGELISTS, LLC
By: /s/ Deepankar Katyal Name: Deepankar Katyal Title: Chief Executive Officer

MOBIQUITY TECHNOLOGIES, INC.
By: /s/ Dean Julia Name: Dean Julia Title: Chief Executive Officer

GLEN EAGLES ACQUISITION LP By: /s/ Darren Dunckel Name: Darren Dunckel Title: Managing Partner

AVNG ACQUISITION SUB, LLC By /s/ Dean Julia Name: Dean Julia Title: Manager

/s/ DEEPANKAR KATYA DEEPANKAR KATYA, as Member Representative

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EXHIBIT 1

FORM OF NOTE AND FORM OF WARRANT

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EXHIBIT 2.05

OPERATING AGREEMENT OF MERGER SUB

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EXHIBIT 2.13-1

PAYING AGENT AGREEMENT

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EXHIBIT 2.13-2

LETTER OF TRANSMITTAL
SCHEDULE 2.10(x)-((xi)

Katyal and Mehta Employment Agreements

General Terms

(a) Following the Closing, Katyal and Mehta will each be entitled to Company employment on mutually agreeable terms including an annual salary of $400,000 and substantially similar executive employee benefits and the executive management of Mobiquity, for a three-year period, with customary provisions regarding restrictive covenants, intellectual property and grounds for early termination. The Katyal Employment Agreement and Mehta Employment Agreement will each include that if Katyal or Mehta respectively are terminated for anything but “Cause” or if they resign for “Good Reason” (as each term will be defined in the Katyal Employment Agreement and Mehta Employment Agreement which definitions shall be customary for senior executives), then GEAL will immediately pay to him his pro rata amount of any then unpaid amount of the Note, and his salary will continue until the end of his three-year employment period. Additionally, thereupon such executive shall also vest in 100% of such executive’s pro rata share of the Equity Consideration (i.e., such executive’s pro rata share of the Equity Consideration shall not be subject to the share return provisions of Section 11.02).

(b) Mobiquity shall issue one (1) share of its to-be-authorized Class B Preferred Stock to each of Messrs. Katyal and Mehta. The Class B Preferred Stock shall provide dividend rights, payable in cash, to the holders thereof in an amount equivalent to 10% of the gross revenue of Mobiquity or Company, whichever is higher, for each of its 2019 and 2020 fiscal years. Such dividends (i) shall be declared and paid not later than seventy five (75) days following the end of each such fiscal quarter and (ii) shall not exceed an aggregate of $600,000 per year per holder for all holders of Class B Preferred Stock (i.e. an aggregate of no more than $1,200,000). Subject to the dividend rights in favor of the holders of the Class B Preferred Stock, all rights, privileges, preferences, and restrictions set forth in its to-be-filed Certificate of Designations (the “Certificate of Designations”) shall terminate as of December 31, 2020, and, immediately upon declaration and payment of the dividend in respect of Mobiquity’s 2020 fiscal year, Mobiquity shall withdraw such class from its authorized capital. Other than the above-referenced dividend rights, the Class B Preferred Stock shall not confer any rights upon the holders thereof. Katyal and Mehta will be the only holders of Mobiquity’s Class B Preferred Stock.

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SCHEDULE 10.04

Company Covenants

1.       Liquidate, dissolve or wind up the affairs of the Company, or effect any merger or consolidation or any other deemed liquidation event;

2.       Amend, alter, or repeal any provision of the Company charter documents;

3.       Create or authorize the creation of or issue any the Company security;

4.       Make, or permit any Company subsidiary to make, any loan or advance to any person, including, without limitation, any employee or director of the Company, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned;

5.       Purchase or redeem or pay any dividend on any Surviving Company Membership Interests or other Company equity security;

6.       Create or hold capital stock or other equity in any subsidiary that is not a wholly-owned subsidiary of the Company or dispose of any subsidiary stock or all or substantially all of any Company subsidiary assets;

7.       Increase or decrease the number or size of the Company managers or Board of Directors (to the extent applicable);

8.       Guarantee, directly or indirectly, or permit any Company subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any Company subsidiary arising in the ordinary course of business;

9.       Make, or permit any subsidiary to make, any loan or advance to any person, including, without limitation, any employee of Company;

10.       Subject to Section 2.10(x) – (xi) of the Disclosure Schedules, hire, terminate, or change the compensation of the Company executive officers, including approving any Company option grants or stock awards to Company executive officers;

11.       Change the principal business of the Company, enter new lines of business, or exit the current line of business;

12.       Sell, assign, license, pledge, or encumber any material Company technology, intellectual property, or other the Company assets, other than non-exclusive licenses granted in the ordinary course of business;

13.       Enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $100,000; or

14.       Purchaser agrees not to lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any of the Surviving Company Membership Interests or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Surviving Company Membership Interests

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